EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Sun Healthcare Group, Inc. for the registration of 8,871,890 shares of its common stock and to the incorporation by reference therein of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedule of Sun Healthcare Group, Inc., Sun Healthcare Group, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sun Healthcare Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                                                                            /s/ Ernst & Young LLP

Dallas, Texas
June 28, 2006